Exhibit 99.1

FOR IMMEDIATE RELEASE
June 4, 2013

MEDIA CONTACT
Melissa Ludwig, The DeBerry Group
(210) 223-2772

CST Brands, Inc. Names New Board Member
Saks marketing executive joins diverse board

(San Antonio, TX) -CST Brands, Inc. (NYSE:CST), the parent company of Corner Store and Dépanneur du Coin, added a new member to its recently-formed board. Denise Incandela is Executive Vice President and Chief Marketing Officer at Saks Fifth Avenue, where she oversees Saks Direct and Saks Fifth Avenue's marketing programs including advertising, sales promotions, loyalty, digital marketing, social media, customer analytics and market research.

Effective June 3, 2013, Incandela became the 10th member of a board chaired by Kim Bowers, CST's president and CEO. CST spun off from Valero Energy Corporation on May 1, entering the market as the second-largest publicly-traded fuel and convenience merchandise retailer in North America.

“We are extremely pleased to have someone with Denise's deep retail and management experience on our board. She joins a strong and diverse slate of professionals with great wisdom and insight to impart,” Bowers said.

In addition to Incandela and Bowers, the board includes Donna Boles, senior vice president of human resources at Becton, Dickinson and Company, a global medical technology company based in Franklin, NJ, and Michael Wargotz, chairman of Axcess Ventures, a New York, NY-based affiliate of Axcess Luxury and Lifestyle, a business development agency for prestige and ultra-luxury brands. San Antonio, TX-based board members are Roger Burton and Ruben Escobedo, both certified public accountants; Michael Ciskowski, executive vice president and chief financial officer at Valero; Gene Edwards, executive vice president and chief development officer at Valero; Bill Moll, former CEO of KLRN and Clear Channel Television; and Alan Schoenbaum, senior vice president and general counsel at Rackspace Hosting.

For more detailed investor information, visit cstbrands.com.

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CST Brands, Inc. (NYSE: CST) is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs nearly 12,000 Team Members at nearly 1,900 locations throughout the Southwestern United States and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST's Corner Stores proudly sell Valero fuels and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuels and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. For more information about CST, please visit cstbrands.com.

Contacts
Investors: Randy Palmer, Director - Investor Relations, 210-692-2160
Media: The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772